Horne International Reports Financial Results
for Third Quarter of 2007

Fairfax, VA — November 14, 2007 — Horne International, Inc. (OTCBB: HNIN) (“the company”), a leading provider of environmental and technical engineering services to clients in both the public and private sectors, today announced its financial results for the third quarter of 2007.

The company reported gross revenues of $2.34 million, compared with revenues of $4.79 million for the third quarter of 2006. Gross profits for the quarter were $0.1 million, compared with $0.5 million in the third quarter a year ago.

“A number of existing contracts were completed during the second and third quarters. While our efforts at business development are making good progress, they are not yet yielding as many firm contracts or revenues as quickly as we would like to replace revenues on completed contracts. As a result, gross margins, despite our continued efforts of cost containment, are lower than we anticipated,” said Darryl K. Horne, Chairman, President and Chief Executive Officer of Horne International. “As we enter into numerous negotiations for projects with significant potential for Horne International, we are confident that we will have both the increased management talent and the resources to exploit the potential of these opportunities. These projects would be additive to our pipeline for the fourth quarter, which we expect to show higher revenues and gross margins than the third quarter.”

Spectrum Sciences & Software, Inc. (Spectrum), a wholly owned subsidiary of Horne International, experienced a decrease in revenue of $0.45 million in the third quarter relative to the same period last year. This decrease was due to the reduction in orders under the U.S. Navy launch tube contract and the absence of a munitions assembly contract that accounted for $0.29 million of revenue in the third quarter last year. The business posted an operating loss of $0.60 million, compared with a loss of $0.45 million in the same quarter last year, as revenues were insufficient to absorb all fixed manufacturing costs and the company reserved $0.21 million for bad debts attributable to a single contract.

Revenues from the company’s Horne Engineering subsidiary were $1.42 million, compared with $3.40 million in the third quarter of 2006. The company’s Transportation Security Administration contract, which contributed $0.60 million in revenues and a favorable contribution to gross profit in the third quarter last year, ended in September 2006.

The company experienced a cash outflow during the quarter mainly as a result of operating losses; however, this outflow was somewhat mitigated by better receivables management. The company had cash and cash equivalents of $2.79 million on its balance sheet at September 30, 2007, and anticipates that funds from operations will be sufficient to fund operations and plant and equipment purchases for the remainder of the year. Shareholders’ equity at September 30, 2007, stood at $19.52 million.

Horne International filed its 10-Q financial statement for the third quarter of 2007 with the Securities and Exchange Commission on November 12. It is available on the Company’s Web site, www.horne.com.

About Horne International, Inc.

Horne International is a leading provider of environmental consulting, engineering and technical services. Horne provides these services through three business units: Horne Engineering Services, LLC; Spectrum Sciences & Software, Inc.; and Coast Engine and Equipment Company, Inc. With approximately 130 associates located throughout the United States and overseas, the company is a trusted partner for its customers in the defense, environment and energy, homeland security and transportation sectors. For more information, please visit www.horne.com.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact Information:

Mark Collinson
CCG Investor Relations
(310) 231-8600, ext. 117

or contact ir@horne.com